Exhibit (a)(3)

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests

(Effective as of September 25, 2014)

WHEREAS, pursuant to Section 4.9 of the Agreement and Declaration of Trust dated December 23, 2013 (the “Declaration”) of PowerShares Actively Managed Exchange-Traded Commodity Fund Trust, a Delaware statutory trust (the “Trust”), the initial Trustee of the Trust, on December 23, 2013 established and designated certain series of shares of beneficial interest (the “Shares”), of the Trust;

WHEREAS, the Trustees of the Trust now desire to establish and designate one new series of the Trust: PowerShares Bloomberg Commodity Strategy Portfolio; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, now desire to change the names of five previously designated series of the Trust as follows:

Prior Designation	New Designation

PowerShares DB Diversified Commodity Strategy Portfolio	PowerShares DB Optimum Yield Diversified Commodity Strategy Portfolio

PowerShares DB Agricultural Strategy Portfolio	PowerShares Agriculture Commodity Strategy Portfolio

PowerShares DB Base Metals Strategy Portfolio	PowerShares Base Metals Commodity Strategy Portfolio

PowerShares DB Precious Metals Strategy Portfolio	PowerShares Precious Metals Commodity Strategy Portfolio

PowerShares DB Energy Strategy Portfolio	PowerShares Energy Commodity Strategy Portfolio

NOW THEREFORE, BE IT RESOLVED, that, in order to incorporate the foregoing, this Designation be, and hereby is, amended and restated in its entirety as of the 25th day of September, 2014, as follows:

1. The following series of the Trust are established and designated (each a “Fund” and, collectively, the “Funds”), with the relative rights and preferences set forth below:

1.	PowerShares DB Optimum Yield Diversified Commodity Strategy Portfolio

2.	PowerShares Agriculture Commodity Strategy Portfolio

3.	PowerShares Base Metals Commodity Strategy Portfolio

4.	PowerShares Precious Metals Commodity Strategy Portfolio

5.	PowerShares Energy Strategy Commodity Portfolio

6.	PowerShares Bloomberg Commodity Strategy Portfolio

2. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

3. The number of authorized Shares of each Series is unlimited.

4. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

5. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

6. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

7. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

8. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 25th day of September, 2014.

/s/ Ronn R. Bagge	/s/ Yung Bong Lim
Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Todd J. Barre	/s/ Philip M. Nussbaum
Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome	/s/ Gary R. Wicker
Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Marc M. Kole	/s/ Donald H. Wilson
Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

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